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                                                                   Exhibit 10.23

                FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
                              DATED JULY 14, 1997


  THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Agreement") dated as of August 25, 1997 is made by and between BOETTCHER PENSION INVESTORS, LTD., a Colorado limited partnership ("Seller"), and SUSSEX GROUP, L.C., a Utah limited liability company, or its assigns ("Sussex") hereinafter referred to as "Buyer."

                                    RECITALS

  This Agreement is entered into with reference to the following facts:

  A. Seller and Buyer entered into a Purchase and Sale Agreement dated July 14, 1997 ("Purchase and Sale Agreement") for the purchase and sale of a certain retail shopping center known as Parkway Village located at 2255 University Parkway, Provo, Utah County, Utah.

  B. On or about August 1, 1997, the parties agreed upon a modification to the Purchase and Sale Agreement and extended the Inspection Deadline under Section
5.2.1 to August 14, 1997.

  C. Pursuant to Section 5.2.2 of the Purchase and Sale Agreement, Buyer delivered a Notice of Termination on Thursday, August 14, 1997 requesting a termination of the Purchase and Sale Agreement.

  D. The parties have since discussed certain modifications to the Purchase and Sale Agreement and hereby desire to reinstate and modify certain provisions of the Purchase and Sale Agreement.

  NOW THEREFORE, the parties hereby agree as follows:

     1. The parties hereby agree to modify the Purchase and Sale Agreement as follows:

                                  ARTICLE ONE
                                PURCHASE PRICE

     In consideration of the covenants herein contained, Seller hereby agrees to sell, and Buyer hereby agrees to purchase, the Property for a total purchase price (the "Purchase Price") equal to EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($8,500,000.00) in "Cash," (as defined in Section 19.1.1 below), subject to prorations and adjustments provided for herein and payable as set forth in Article 3 below.
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     5.2  Inspection of Property and Condition of Title.

     5.2.1 Inspection Period. Buyer shall have until 5:00 p.m. M.D.T. on August 19, 1997 (the "Inspection Deadline") to (i) review the contents of Seller's Deliveries; (ii) investigate the Property and all matters relevant to its acquisition, development, usage, operation and marketability; and (iii) conduct a physical inspection of the Property. Such right of investigation shall include the right to have made, at Buyer's expense, any studies or inspections of the Property as Buyer may deem necessary or appropriate, all at Buyer's sole cost and expense. Buyer shall not conduct or allow any physically intrusive testing of, on or under the Property without first obtaining Seller's written consent as to the timing and scope of any work to be performed, which consent shall not be unreasonably withheld or delayed. Buyer agrees that, in making any inspections, or conducting any testing, on or under the Property (a) Buyer or Buyer's agents will carry not less than $3,000,000.00 of comprehensive general liability insurance which names Seller as an additional insured party and with contractual liability endorsement which insures Buyer's indemnity obligations hereunder, and, upon request of Seller, will provide Seller with written evidence of the same; (b) Buyer will not materially and adversely interfere with the activity of tenants or any persons occupying or providing service at the Property; (c) other than as may be required by applicable laws, Buyer will not reveal, prior to Closing, nor will Buyer permit any of Buyer's agents to reveal, prior to Closing, nor will Buyer permit any of Buyer's agent to reveal, to any third party not approved by Seller, the results of its inspections or other tests; and (d) Buyer will use its best efforts to avoid any physical damage to the Property from the inspections or tests conducted by or on behalf of Buyer (provided, however, that if Buyer causes any physical damage to the Property by its inspections or tests, at Seller's election, Buyer will restore promptly any physical damage caused to the Property). Buyer shall give Seller reasonable prior notice of its intention to conduct any inspections or tests, and Seller reserves the right to have a representative present. Buyer agrees to provide Seller with a copy of any inspection or test report generated by or on behalf of Buyer in connection with Buyer's inspection of the Property pursuant to this Section 5.2. Buyer agrees (which agreement shall survive Closing or termination of this Agreement for a period of one hundred eighty
(180) days to indemnify, defend, and hold Seller free and harmless from any loss, injury, damage, claim, lien, cost or expense, including attorneys' fees and costs arising out of or in connection

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     with Buyer's inspection and testing of the Property, including but not limited to, property damage claims, personal injury claims, mechanics' lien claims and any claims arising out of a breach of the foregoing agreements by Buyer.

          3.2.1 Balance of Purchase Price. Cash, constituting the balance of the Purchase Price, in the amount of Eight Million Four Hundred Thousand and No/100 Dollars ($8,400,000.00) less any prorations or adjustments in favor of Buyer provided herein.

          6.1 Date of Closing. The closing of the transaction contemplated by the Agreement (the "Closing") shall take place at the offices of the Closing Agent on the thirtieth (30) day after the date on which Seller obtains the necessary consents from its Limited Partners as contemplated in
     Section 2.2.4 or by mutual agreement of the parties on an earlier date (the "Closing Date").

     All other terms and conditions not inconsistent with these modifications shall remain in full force and effect as set forth in the Purchase and Sale Agreement.

                                        SELLER:

                                        BOETTCHER PENSION INVESTORS, LTD.,
                                        a Colorado limited partnership


                                        By:  BOETTCHER AFFILIATED INVESTORS
                                             L.P., General Partner

                                             By:  BPL HOLDINGS, INC.,
                                                  General Partner

Date:     8/25/97                                 By: /s/ Daniel D. Williams
                                                      --------------------------
                                                  Name: Daniel D. Williams
                                                        ------------------------
                                                  Title: Vice President
                                                         -----------------------

                                        BUYER:

                                        SUSSEX GROUP, L.C.,
                                        a Utah limited liability company


Date:     8/22/97                       By: /s/ Mark M. Mabey
                                            -----------------------------------
                                        Name: Mark M. Mabey
                                        Title: Managing Member


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